EXECUTION COPY


                                    AGREEMENT


         AGREEMENT (this "Agreement"), dated as of August 22, 2002, among SOFTBANK Capital Partners LP, a Delaware limited partnership ("SBCP"), SOFTBANK Capital LP, a Delaware limited partnership ("SBC"), SOFTBANK Capital Advisors Fund LP, a Delaware limited partnership ("SBCAF" and, together with SBCP and SBC, "Softbank"), Draper Fisher Jurvetson ePlanet Ventures L.P., a Cayman Islands limited partnership ("ePlanet Ventures"), Draper Fisher Jurvetson ePlanet Partners Fund, LLC, a California limited liability company ("ePlanet Partners") and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, a German partnership ("ePlanet KG" and, together with ePlanet Ventures and ePlanet Partners, "DFJE").

         WHEREAS, Softbank and DFJE wish to enter into an agreement to share the increase in value attributable to the portion of the business of OptiMark Holdings, Inc., a Delaware corporation ("OptiMark"), conducted or to be conducted otherwise than through OptiMark Innovations Inc., a Delaware corporation ("OII"), and its subsidiaries;

         NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Definitions.


              (a) "Additional Softbank Advances", as of any time, shall mean all funds contributed or advanced to OptiMark by Softbank (or a Softbank Entity after it acquires any Shares) after February 13, 2002, whether as a contribution to capital, a loan or purchase of a debt obligation of OptiMark or in connection with the purchase of any shares of Capital Stock of OptiMark minus any portion thereof (i) repaid to Softbank by OptiMark or any of its Subsidiaries prior to such time, whether through the repayment or repurchase of any such indebtedness, redemption of such Capital Stock or otherwise (but excluding payments of interest on debt obligations or dividends not in excess of 10% per annum on shares of Capital Stock), or (ii) realized by Softbank on account of a Triggering Event on or prior to such time.

              (b) "Applicable Amount" shall mean the product, rounded to two decimal places, of the Investor Percentage and the OptiMark Value.

              (c) "Applicable Expenses" shall mean, with respect to any Triggering Event all reasonable and documented out-of-pocket expenses incurred by Softbank (or by any other Person to the extent Softbank is obligated to pay such expenses or reimburse any Person with respect thereto) in connection with, relating to or as a result of such Triggering Event, including, without limitation, all fees and expenses of accountants, attorneys, financial advisors, and finders, any obligations for indemnification or contribution payable by Softbank in connection with a Triggering Event, and any amount


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payable in respect of Taxes arising as a result of such Triggering Event to the extent attributable to the OptiMark Value for such Triggering Event (excluding any portion of such Taxes attributable to the OII Value); provided, however, that any inclusion in Applicable Expenses of Taxes in connection with a Triggering Event shall be offset by any Tax benefit actually received or to be received by Softbank as a result of the payments made or to be made by Softbank to DFJE under this Agreement on account of such Triggering Event, taking into account, in the calculation of such Tax benefit, the time value of money using a discount rate of 5% per annum.

              (d) "Asset Sale" shall have the meaning set forth in Section 1(aa)(i) hereof.

              (e) "Business Day" shall mean any day on which banks are not required or authorized to close in The City of New York.

              (f) "Calculations" shall have the meaning set forth in Section 6(a) hereof.

              (g) "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

              (h) "Closing Date" shall mean the 5th Business Day after the Applicable Amount thereof is finally determined in accordance with Section 6 of this Agreement.

              (i) "DFJE" shall have the meaning set forth in the caption to this Agreement.

              (j) "Fair Market Value," as of any time, means when used with respect to any amount of cash, such amount of cash, and when used with respect to property or an asset other than cash, the amount of cash for which such property or asset could be purchased and sold in a transaction at such time between unrelated willing and informed parties, neither of whom is under any compulsion to engage in such transaction.

              (k) "Investment Bank" shall have the meaning set forth in Section 6(b)(i) hereof.

              (l) "Investor Percentage" shall mean 33.33%.

              (m) "Merger" shall have the meaning set forth in Section 1(aa)(ii) hereof.

              (n) "OII" shall have the meaning set forth in the recitals hereto.

              (o) "OII Securities" shall have the meaning set forth in Section 5(d) hereof.

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              (p) "OII Value" shall have the meaning set forth in Section 5(d)
hereof.

              (q) "OptiMark" shall have the meaning set forth in the recitals hereto.

              (r) "OptiMark Value" shall mean, as of any time in accordance with
Section 5, with respect to a Triggering Event, (i) the Fair Market Value of all consideration received by Softbank with respect to the Shares as a result of such Triggering Event determined in accordance with Section 5 minus (ii) Additional Softbank Advances as of such time.

              (s) "Person" means any individual, corporation, partnership, limited liability company, trust, joint stock company or other entity.

              (t) "Shares" shall mean the number, class and series of shares of Capital Stock of OptiMark owned by Softbank on the date hereof, as set forth on Schedule A hereto, and any securities issued successively as a dividend on such shares or in exchange for such shares in a merger, recapitalization or similar transaction.

              (u) "Softbank" shall have the meaning set forth in the caption to this Agreement.

              (v) "Softbank Sale" shall have the meaning set forth in Section 1(aa)(iii) hereof.

              (w) "Softbank Entity" shall mean one or more investment funds of which the general partner of Softbank, or an affiliate of its general partner, is the general partner or has investment discretion, or any affiliate of Softbank or any such investment fund.

              (x) "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such person or by one or more other Subsidiaries of such Person of by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or power to direct the policies, management and affairs thereof.

              (y) "Substitute Assets" shall have the meaning set forth in
Section 5(d) hereof.

              (z) "Tax" (including, with correlative meaning, the term "Taxes") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs, duties, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, windfall


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profits or other taxes, duties, fees or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

              (aa) "Triggering Event" shall mean any one of the following:

                    (i) the consummation of a sale of all or substantially all of OptiMark's assets (an "Asset Sale") and the distribution of proceeds thereof to stockholders of OptiMark; provided, however, that an Asset Sale shall not include a sale that would otherwise qualify as such solely as a result of the sale by OptiMark of its interest in OII or solely as a result of the sale by OII of its interest in any of its Subsidiaries;

                    (ii) the consummation of a merger or consolidation of OptiMark with or into any other entity (a "Merger"), except a merger or consolidation in which the holders of more than 50% in value of the Capital Stock of OptiMark immediately prior to consummation of the transaction continue to own more than 50% in value of the Capital Stock (or, in the case of a Person other than a corporation, other equity interests) of the surviving Person immediately following consummation of the transaction; or

                    (iii) the consummation of a sale by Softbank of all or any portion of the Shares (a "Softbank Sale") to one or more Persons (excluding any transfer to a Softbank Entity or to DFJE) which, together with any such sales to Persons other than Softbank Entities and DFJE not previously taken into account in a Triggering Event, resulted in the payment of consideration to Softbank with an aggregate Fair Market Value (calculated, in respect of each such payment, as of the date of such payment) in excess of $5.0 million.

              (bb) "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

         2. DFJE Payment. On the date hereof, DFJE shall pay an aggregate of $10,000 to SBC in accordance with the allocation of such amount as set forth on Schedule B hereto. Such payment by DFJE will be made by wire transfer of immediately available funds to an account designated by SBC.


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         3. Softbank Representations and Warranties. Each of SBCP, SBC and
SBCAF, severally and not jointly, represents and warrants to DFJE, and DFJE represents and warrants to SBCP, SBC and SBCAF as follows:

              (a) This Agreement has been duly authorized, executed and delivered by such Person and constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

              (b) The execution and delivery of this Agreement by such Person does not, and the performance by it of its obligations under this Agreement will not, violate, conflict with or constitute a breach of, or a default under, the certificate of incorporation, bylaws, partnership agreement or similar organizational documents of such Person or any material agreement, indenture or instrument to which such Person is a party or which is binding on such Person, or any law, regulation or order applicable to such Person, and will not result in the creation of any lien on, or security interest in, any of the assets of such Person.

         4. Payment of Applicable Amount.

              (a) Following each occurrence of a Triggering Event, Softbank shall pay the Applicable Amount with respect to such Triggering Event to DFJE as provided in Section 4(d) hereof. Unless otherwise agreed in writing by Softbank and DFJE, (i) any payment of the Applicable Amount to the extent payable in cash shall be paid by wire transfer of immediately available funds to such bank account of each DFJE entity as has been designated in writing by DFJE no later than the close of business on the second Business Day preceding the Closing Date and (ii) any payment of the Applicable Amount to the extent payable otherwise than in cash shall be paid by delivery to the address of DFJE for notices as provided pursuant to Section 10 hereof.

              (b) For the purpose of the calculation of the Applicable Amount, the OptiMark Value shall be calculated in accordance with Sections 5 and 6 hereof as of the date the transaction constituting the applicable Triggering Event is consummated.

              (c) At Softbank's sole discretion, the Applicable Amount shall be paid to DFJE either: (i) in cash, or (ii) in the event the consideration received by Softbank as a result of the Triggering Event is comprised, in whole or in part, of consideration other than cash, payment made proportionately (based on the relative Fair Market Value of each form of consideration received by Softbank) in each such form of consideration.

              (d) Notwithstanding anything to the contrary herein, Softbank shall have no obligation to make any payment to DFJE on account of any Triggering Event unless and until Additional Softbank Advances, determined as of the date and time such payment would be made, is zero.


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              (e) As promptly as reasonably practicable after the occurrence of a Triggering Event (but in any event within twenty-one days thereof (such period to be extended upon the written consent of DFJE, which consent shall not be unreasonably withheld)), Softbank shall provide to DFJE in writing its calculations of Taxes attributable to such Triggering Event. Such calculations shall provide reasonably adequate detail of the methodology and basis for such calculations and of the amount of Taxes attributable to each of the OptiMark Value and the OII Value. During the ten (10) Business Days following the date of delivery of such calculations, Softbank shall: (i) cause any employee or advisor of Softbank involved in the preparation of such calculations to discuss such calculations with employees and advisors of DFJE, and (ii) provide to DFJE any additional information related to the methodology and basis of such calculations reasonably requested by DFJE. Not later than the Business Day following the foregoing ten (10) Business Day period, DFJE shall notify Softbank whether, in its reasonable belief, such calculations contain any error in the calculation of such Taxes or in the application of relevant tax regulations related to such calculation or whether such calculations do not accurately reflect the Taxes attributable to the relative values of OptiMark and OII. In the event of any such notice to Softbank by DFJE, Softbank shall consider in good faith DFJE's position and whether such position should result in the revision to the calculation of such Taxes. In the event that Softbank believes that any such revisions should be made, Softbank shall apply such revisions in connection with the determination of the amount of Applicable Expenses for such Triggering Event, which, subject to the last three sentences of this section, shall be final and conclusive. In the event Softbank does not believe that any such revisions should be made, Softbank shall promptly notify DFJE of such fact and Softbank and DFJE shall promptly meet to discuss such proposed revisions and agree upon a mutually acceptable resolution. If Softbank and DFJE are not able to agree upon a resolution within ten (10) Business Days of Softbank's rejection of DFJE's proposed revisions to the calculation of such Taxes, the matter shall be escalated to Ronald Fisher, on behalf of Softbank, and Roderick Thomson, on behalf of DFJE, or their respective designees, who shall promptly meet (either in person or telephonically) to resolve the issue. Following the conclusion of Softbank's taxable year in which such Triggering Event has occurred, Softbank shall inform DFJE of the amount of actually incurred Taxes attributable to such Triggering Event. In the event of any difference (the "Tax Difference") between the Taxes actually incurred by Softbank attributable to such Triggering Event and the Taxes used for the purpose of calculating the Applicable Expenses, Softbank and DFJE agree that they shall reconcile the Tax Difference by paying to the other an amount that eliminates the Tax Difference; provided, that the amount of any Tax Difference to be paid to Softbank by DFJE shall be paid from (and shall be limited to) the Remaining Amount (as defined below). The payment related to the Tax Difference made in accordance with the foregoing shall be treated as an adjustment to the Applicable Amount.

              (f) In the event the Applicable Expenses with respect to a Triggering Event have been finally and conclusively determined as of the Closing Date for such Triggering Event, Softbank shall pay the Applicable Amount with respect to such Triggering Event, after deducting the aggregate amount of unreimbursed Applicable Expenses, if any, incurred in connection with all prior Triggering Events to the extent such amount exceeds the aggregate Remaining Amount (as hereinafter defined) not theretofore


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applied to the reimbursement of the Applicable Expenses with respect to such prior Triggering Events, to DFJE on or prior to the Business Day next following the Closing Date for such Triggering Event. In the event the Applicable Expenses with respect to a Triggering Event have not been finally and conclusively determined as of the Closing Date for such Triggering Event, Softbank shall pay to DFJE (i) 90% of the Applicable Amount with respect to such Triggering Event (the "Initial Amount"), calculated based on Applicable Expenses determined as of such Closing Date and on the aggregate amount of unreimbursed Applicable Expenses, if any, incurred in connection with all prior Triggering Events to the extent such amount exceeds the aggregate Remaining Amount (as hereinafter defined) not theretofore applied to the reimbursement of the Applicable Expenses with respect to such prior Triggering Events, on or prior to the Business Day next following such Closing Date, and (ii) the remaining 10% of such Applicable Amount (the "Remaining Amount") shall be withheld pending the final and conclusive determination of such Applicable Expenses. In such event, upon final and conclusive determination of such Applicable Expenses, the Applicable Amount with respect to such Triggering Event shall be recalculated and any portion of the Remaining Amount payable to DFJE (after taking into account the Initial Amount paid to DFJE with respect to such Triggering Event and after deducting the aggregate amount of unreimbursed Applicable Expenses, if any, incurred in connection with all prior Triggering Events to the extent such amount exceeds the aggregate Remaining Amount not theretofore applied to the reimbursement of the Applicable Expenses with respect to such prior Triggering Events) shall be paid to DFJE no later than the fifth Business Day after the date the amount of such Applicable Expenses are finally and conclusively determined. Notwithstanding the foregoing, if the Applicable Expenses have not been finally and conclusively determined as of the later of: (i) the one year anniversary of the Closing Date for a Triggering Event and (ii) either April 15 of the year following such Triggering Event if the fiscal year of any of SBCP, SBC or SBCAF ends on December 31 in the year of such Triggering Event or July 15 of the year following such Triggering Event if the fiscal year of any of SBCP, SBC or SBCAF ends on March 31 in the year of such Triggering Event, then the Remaining Amount shall be paid to DFJE (after deducting any Applicable Expenses not taken into account in connection with the payment of the Initial Amount, if any) no later than 5 Business Days following such later date; provided, however, in the event that a Person has given notice of a claim for indemnification or contribution against Softbank with respect to a Triggering Event, DFJE shall not be paid any portion of the Remaining Amount, if at all, until the fifth Business Day following the final and conclusive determination of the Applicable Expenses. Notwithstanding anything to the contrary herein, after Softbank distributes the Initial Amount with respect to a Triggering Event to DFJE pursuant to the terms hereof, the aggregate amount of DFJE's liability to Softbank at any time for all remaining Applicable Expenses with respect to such Triggering Event (including the amount of any Tax Difference pursuant to Section 4(e)) shall be limited to the sum of the Remaining Amount calculated with respect to such Triggering Event; provided, that if there is a subsequent Triggering Event, any unreimbursed Applicable Expenses incurred with respect to any prior Triggering Event shall be included in the Applicable Expenses calculated when determining the Initial Amount applicable to the current Triggering Event.


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              (g) In the event that Softbank or a Softbank Entity, as the case may be, is repaid by OptiMark or any of its Subsidiaries any portion of Additional Softbank Advances, whether through the repayment or repurchase of indebtedness evidencing such Additional Softbank Advances, redemption of Capital Stock or otherwise (but excluding payments of interest on debt obligations or dividends not in excess of 10% per annum on shares of Capital Stock), then Softbank shall pay to DFJE an amount equal to the product of (i) the aggregate amount of such Softbank Advances so repaid that were deducted in the calculation of OptiMark Value with respect to a Triggering Event at or prior to the time of such repayment (but only to the extent, if any, not previously included in the calculation of the amount required to be paid to DFJE pursuant to this Section 4(g)) and (ii) the Investor Percentage.

              (h) Softbank agrees that, in connection with any proposal to or by Softbank pursuant to which Softbank may acquire additional shares of capital stock or other debt or equity securities of OptiMark that have liquidation rights senior to the liquidation rights of the Shares upon the occurrence of a Triggering Event, Softbank shall not acquire such securities unless DFJE shall previously have been, or is currently, offered the opportunity to purchase not less than 33.33% of such securities on the same terms and conditions.

         5. OptiMark Value and OII Value.

              (a) In the case of a Triggering Event that is an Asset Sale, OptiMark Value shall equal (i) the net Fair Market Value of consideration, received by OptiMark and distributed to Softbank as a result of such Asset Sale, determined as of the date of such distribution; minus (ii) any portion thereof attributable to the OII Value minus (iii) Applicable Expenses.

              (b) In the case of a Triggering Event that is a Merger, OptiMark Value shall equal (i) the net Fair Market Value of consideration received by Softbank as a result of such Merger; minus (ii) any portion thereof attributable to the OII Value minus (iii) Applicable Expenses.

              (c) In the case of a Triggering Event that is a Softbank Sale pursuant to which Softbank actually receives cash or consideration other than cash as payment for any Shares, OptiMark Value shall equal: (i) the net Fair Market Value of consideration received by Softbank as a result of such Softbank Sale minus (ii) any portion thereof attributable to the OII Value minus (iii) Applicable Expenses.

              (d) "OII Value" shall mean the portion of the OptiMark Value attributable to OptiMark's direct and indirect ownership interests in OII and its successors (including OII's and its subsidiaries' interest in any direct and indirect subsidiaries and their successors) determined in accordance with
Section 6 hereof. In the event that any or all of the equity securities of OII held by OptiMark as of the date hereof (the "OII Securities") are sold, transferred or exchanged for cash, securities, other property or a mixture thereof (the "Substitute Assets") in one or more transactions after the date hereof and on or prior to the


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date of determination of OptiMark Value, OII Value shall be calculated as the sum, determined as of such date of determination, of (i) the value of the OII Securities held by OptiMark as of such date of determination plus (ii) the Fair Market Value of the Substitute Assets held by OII as of such date of determination. For purposes of the foregoing, any OII Securities or Substitute Assets transferred to holders of equity interests in OptiMark as a dividend or other distribution without consideration shall be deemed to continue to be held by OptiMark notwithstanding such transfer.

         6. Procedure for Calculation of OptiMark Value and OII Value.

              (a) During the period commencing on the day a Triggering Event occurs and concluding on the 30th day thereafter, Softbank and DFJE shall endeavor in good faith to agree on the calculations of OptiMark Value, OII Value and the Applicable Amount (the "Calculations") for purposes of determining the obligations, if any, of Softbank to DFJE on account of such Triggering Event.

              (b) If Softbank and DFJE are unable to so agree within such 30-day period, Softbank and DFJE shall select an investment bank or valuation firm (an "Investment Bank") mutually acceptable to them to perform the Calculations. If Softbank and DFJE are unable to agree on the choice of an Investment Bank within 10 days after such 30-day period, each of Softbank and DFJE shall retain promptly an Investment Bank to make the Calculations. Each Investment Bank shall agree to comply with the terms and conditions of this Agreement related to it. Softbank and DFJE, respectively, shall: (i) cause the Investment Bank, or the Investment Bank retained by it, as applicable, to perform the Calculations as soon as is reasonably practicable and in no event more than 30 days after its retention, (ii) cooperate with the Investment Bank, or the Investment Banks, as applicable, and provide such Investment Bank or Investment Banks with all information that is reasonably necessary or available to perform the Calculations, and (iii) keep each other apprised of any material developments related to the Calculations.

                   (A) If a single, mutually acceptable Investment Bank performs the Calculations, such Calculations shall be binding and conclusive.

                   (B) If the Calculations are performed by two Investment Banks as contemplated by Section 6(b)(i), upon completion by both Investment Banks of the Calculations, Softbank and DFJE shall share the results of the Calculations with each other and shall have the opportunity to question the Investment Banks regarding such results. If the greater of the results of the calculation of the Applicable Amount is not more than 20% greater than the other result of the calculation of the Applicable Amount, the average of the two results shall be calculated and shall be conclusively used for the purpose of making the final determination of the Applicable Amount. If the greater of the results of the calculation of the Applicable Amount is more than 20% greater than the other result, the two Investment Banks shall select a third Investment Bank for the purpose of performing the Calculations under the same terms and conditions as set forth in clause (a) of this Section 6. Upon completion by the third Investment Bank of the Calculations, each of Softbank and DFJE shall have the opportunity to question the third Investment Bank


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regarding such Calculations. Provided that the calculation of the Applicable
Amount by the third Investment Bank is between the calculation of the Applicable Amount by the first two Investment Banks, the calculation by the third Investment Bank shall be conclusive and used for the purpose of making the final determination of the Applicable Amount. If the calculation of the Applicable Amount by the third Investment Bank is not between the calculation of the Applicable Amount by the first two Investment Banks, then the calculation of the Applicable Amount by the first two Investment Banks which is nearest in amount to the calculation of the Applicable Amount by the third Investment Bank shall be conclusive and used for the purpose of making the final determination of the Applicable Amount.

              (c) In connection with the Calculations, in no event shall any adjustment be made for a control premium or apply any discount for a lack of marketability.

              (d) If the Applicable Amount is determined in accordance with
Section 6(a) through mutual agreement of Softbank and DFJE, then each of Softbank and DFJE shall bear its own expenses incurred as a result of the calculation of the Applicable Amount. If the Applicable Amount is determined by one Investment Bank mutually agreeable to Softbank and DFJE, then each of Softbank and DFJE shall bear their own expenses and, in addition, each shall bear one half of the fees and disbursements of such Investment Bank. If the Applicable Amount is determined by two Investment Banks, then each of Softbank and DFJE shall be responsible for the payment of all fees and expenses of the Investment Bank retained by it. If the determination of the Applicable Amount requires the retention of a third Investment Bank as contemplated by Section 6(b) and the difference between such amount and the Applicable Amount calculated by the Investment Bank chosen by Softbank pursuant to the second sentence of
Section 6(b) is less than the difference between such amount and the Applicable Amount calculated by the Investment Bank chosen by DFJE pursuant to the second sentence of Section 6(b), then DFJE shall be responsible for the payment of all fees and expenses of each Investment Bank. If the Applicable Amount requires the retention of a third Investment Bank as contemplated by Section 6(b) and the difference between such amount and the Applicable Amount calculated by the Investment Bank chosen by DFJE pursuant to the second sentence of Section 6(b) is less than the difference between such amount and the Applicable Amount calculated by the Investment Bank chosen by Softbank pursuant to the second sentence of Section 6(b), then Softbank shall be responsible for the payment of all fees and expenses of each Investment Bank.

         7. Permitted Transfers. Notwithstanding anything set forth herein to the contrary, Softbank may transfer all or any of the Shares to one or more Softbank Entity and no such transfer shall constitute a Triggering Event; provided, however, that any such Softbank Entity that is a transferee of any or all Shares shall, prior to such transfer, assume Softbank's obligations to DFJE in this Agreement with respect to the Shares so transferred.

         8. Currency Exchange. If, as a result of a Triggering Event, Softbank receives cash in a currency other than United States dollars, Softbank shall have the right (but not the obligation) to convert such currency into United States dollars at the rate of


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exchange prevailing at the close of business on the Business Day immediately preceding the Closing Date and to pay the Applicable Amount in United States dollars.

         The term "rate of exchange" means the spot rate at which Softbank is able on the relevant date to purchase United States dollars with the currency received as a result of the Triggering Event, after deducting any premium and costs of exchange payable.

         9. Entire Agreement; Amendment; Waiver. This Agreement (including the exhibits hereto) supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

         10. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to SBCP, SBC or SBCAF:

              SOFTBANK Capital Partners LP
              1188 Centre Street
              Newton Center, Massachusetts 02169
              Attention:  Administrative Member
              Facsimile:  (617) 928-9301

         With a copy, which shall not constitute notice, to:

              Sullivan & Cromwell
              1870 Embarcadero Road
              Palo Alto, California 94303
              Attention:  John L. Savva
              Facsimile:  (650) 461-5700

         If to DFJE:

              Draper Fisher Jurvetson ePlanet Ventures, L.P.
              400 Seaport Court, Suite 102
              Redwood City, CA 94063
              Attention:  Asad Jamal
              Facsimile:  (650) 599-9629

              Telephone:  (650) 599-9000

         With a copy, which shall not constitute notice, to:

              Simpson Thacher & Bartlett
              3330 Hillview Avenue
              Palo Alto, CA 94304
              Attention:  Michael Nooney
              Facsimile:  (650) 251-5002
              Telephone:  (650) 251-5000

or to such other persons at addresses as may be designated in writing by the party to receive such notice as provided above.

         11. Miscellaneous.

              (a) GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THAT WOULD OTHERWISE APPLY THEREUNDER.

              (b) Severability. In the event that any provision of the Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an "invalid provision"), then such provision shall be severed from this Agreement and shall be inoperative and the parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

              (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

              (d) Termination. This Agreement, except for the following two sentences, shall terminate upon the earlier to occur of (i) the date of termination or dissolution of either SBCP or SBC and (ii) the date on which neither Softbank nor any Softbank Entity owns any Shares. Following such termination, the provisions of this

Agreement shall continue in effect only for such limited period, and only to the extent, necessary to implement the procedures described in this section. In the event that a Triggering Event has not occurred on or prior to such date of termination of this Agreement, then a Triggering Event shall be deemed to occur on such date, and the Applicable Amount shall be payable in Shares, with the number of Shares payable calculated based on the Fair Market Value thereof determined using the procedures set forth in Section 6 hereof. In no event shall the number of Shares so payable exceed the product of the Investor Percentage and the number of Shares (adjusted for any stock splits and reverse splits and stock dividends).

              (e) Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

              (f) Headings; Recitals. All Section headings and the recitals herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

              (g) Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of this Agreement.

              (h) Assignment by DFJE. Each of ePlanet Ventures, ePlanet Partners and ePlanet KG may assign their rights and benefits under this Agreement to one of more of their respective affiliates; provided, that such assignee shall, prior to such assignment, assume the assignor's obligations to Softbank in this Agreement with respect to the rights so transferred.

              IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


SOFTBANK CAPITAL PARTNERS LP

By:  SOFTBANK CAPITAL PARTNERS LLC
       its General Partner

By:  /s/ Ronald D. Fisher
     -------------------------------
     Name:   Ronald D. Fisher
     Title:  Managing Member



SOFTBANK CAPITAL LP

By:  SOFTBANK CAPITAL PARTNERS LLC
       its General Partner

By:  /s/ Ronald D. Fisher
     -------------------------------
     Name:   Ronald D. Fisher
     Title:  Managing Member


SOFTBANK CAPITAL ADVISORS FUND LP

By:  SOFTBANK CAPITAL PARTNERS LLC
       its General Partner

By:  /s/ Ronald D. Fisher
     -------------------------------
     Name:   Ronald D. Fisher
     Title:  Managing Member



DRAPER FISHER JURVETSON ePLANET VENTURES L.P.

By:  Draper Fisher Jurvetson ePlanet Partners, Ltd.
     its General Partner


By:  /s/ John Fisher
     -------------------------------
     Name:   John Fisher
     Title:  Managing Director

DRAPER FISHER JURVETSON ePLANET VENTURES GmbH & Co. KG.

By:  Draper Fisher Jurvetson ePlanet Verwaltungs GmbH.
     its General Partner


By:  /s/ Asad Jamal
     -------------------------------
     Name:   Asad Jamal
     Title:  Managing Director

DRAPER FISHER JURVETSON ePLANET PARTNERS FUND, LLC


By:  /s/ John Fisher
     -------------------------------
     Name:   John Fisher
     Title:  Managing Director

                                                                    (SCHEDULE A)


                                   THE SHARES

NAME                                                NUMBER OF SHARES
----                                                ----------------




SOFTBANK Capital Partners LP               4,101,264 of Series C Preferred Stock
                                            486,647 of Series E Preferred Stock

SOFTBANK Capital LP                        4,030,761 of Series C Preferred Stock
                                            478,286 of Series E Preferred Stock

SOFTBANK Capital Advisors Fund LP          117,975 of Series C Preferred Stock
                                            8,400 of Series E Preferred Stock

                                                                    (SCHEDULE B)



                                PAYMENT SCHEDULE

                                                         AMOUNT


ePlanet Ventures                                         $9,630
ePlanet Partners                                          $200
ePlanet KG                                                $170